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                                                                    EXHIBIT 10.2

                              SEPARATION AGREEMENT

                  This Separation Agreement is made and entered into this 22nd day of July, 1998 and effective the 13th day of July, 1998, between Thomas L. Erickson ("Employee") and The Chromaline Corporation ("Employer").

                  I. RECITALS

                  A. Employee was employed by Chromaline from June 1, 1965 until July 12, 1998, when his employment with Chromaline ended. Employee served as President/CEO for Chromaline.

                  B. The purpose of this Separation Agreement is to set forth the terms and conditions under which Employee and Employer will terminate their employment relationship.

                  II. AGREEMENT

                  For the consideration described below, the adequacy of which the parties acknowledge, the parties agree as follows:

                  1. RELEASE. Employee shall sign and deliver to Employer a separate release in the form attached hereto as Exhibit A on August 12, 1998.

                  2. CONDITIONS OF SPECIAL SEPARATION PAYMENT. Employer need not make the special separation payment described below in point 3 of this Separation Agreement unless and until the following conditions have been satisfied:

                  a. Employee executes the release described in point 1 of
         Section II of this Separation Agreement and does not rescind it.

                  b. After the expiration of the 15-day rescission period, Employee sends a letter to Employer confirming that Employee has not sought to rescind the release in the form attached hereto as Exhibit B.

                  3. SEPARATION PAY. Employee will receive $5,416.67 per pay period, which will be paid to him at Employer's normal payroll periods through the end of 1998.

                  4. NON-COMPETITION AGREEMENT. Employee will be paid $20,000 in 1998, $30,000 in 1999, $24,500 in 2000, $24,500 in 2001 and $24,500 in 2002 in
accordance with a separate non-competition agreement attached to this document. Payment will be paid quarterly.

                  5. BONUS PLAN. Employee's share of 1998 bonus pool will be calculated through 4th quarter and paid in full as soon as can be determined.

                  6. STOCK OPTIONS. Employee will have 30 days after July 12, 1998 to exercise his stock options.

                  7. RETIREMENT PLANS. Employee is 100% vested in Chromaline's Money Purchase Plan. Pension contributions will continue through the end of 1998 based on the remaining severance pay of $65,000 and any bonus issued for 1998.

                  8. MEDICAL AND DENTAL INSURANCE. Employee will be eligible to remain in Chromaline's group medical and dental plans, continuing to pay to the Employee's share of premiums until December 31, 1999. Beginning January 1, 2000, Employee will be eligible to remain in Employer's group medical plan until age 65, with Employee paying 100% of the premium. Dental insurance will be available to be continued for an 18-month period through COBRA coverage beginning
January 1, 2000.

                  9. COMPANY PROPERTY. Employee will be entitled to purchase the 1997 Chrysler Town and Country currently owned by Employer for $2,000. Employee will be entitled to use certain computer equipment currently owned by Employer as needed.

                  10. REMOVAL OF PROPERTY FROM THE BUILDING. Removal of anything from the building, other than employee's personal belongings, must have Employer's approval.

                  11. CONFIDENTIALITY. The terms of this Separation Agreement and the release referred to in paragraph 1 of this Separation Agreement shall be forever treated as confidential by Employee and will not be disclosed by him to anyone except his attorney, accountant, tax advisor, spouse, children or except as may be required by law or agreed to in writing by Employer. The terms of this Separation Agreement and the release also will be forever treated as confidential by Employer and will not be disclosed by Employer to anyone except its directors, officers, employees and other agents who have a legitimate need to know the terms of the settlement in the course of performing their duties for Employer or except as may be required by law or agreed t in writing by Employee. If either party is asked about the circumstances of Employee's separation, the party shall respond that a mutually-satisfactory agreement was reached.

                  12. NON-DISPARAGEMENT. The parties mutually agree that they shall not disparage or defame each other. This includes the Employer's officers, agents, directors and employees.

                  13. ENTIRE AGREEMENT. This Separation Agreement and the release referred to in paragraph 1 of this Separation Agreement constitute the entire agreement between the parties with respect to the termination of Employee's employment relations with Employer and the parties agree that there are no inducements or representations leading to the


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

execution of the Separation Agreement or the release except as stated in this Separation Agreement.

                  14. VOLUNTARY AND KNOWING ACTION. Employee represents that he has read and understands the terms of this Separation Agreement.

Dated:  July 22, 1998            By   /s/ William C. Ulland
                                     ------------------------------------------------
                                          William C. Ulland, Chairman of the Board

Dated:  July 22, 1998            By   /s/ Charles H. Anderson
                                     ------------------------------------------------
                                                   Charles H. Andresen,
                                            Chairman of Compensation Committee

Dated:  July 22, 1998            By   /s/ Thomas L. Erickson
                                     ------------------------------------------------
                                                    Thomas L. Erickson


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

                                                                       EXHIBIT A

                                 GENERAL RELEASE

          DEFINITIONS. I intend all words used in this General Release to have their plain meanings in ordinary English. Technical legal words are not needed to describe what I mean. Specific terms that I use in this General Release have the following meanings:

          A. Words such as I, me and my, include both me and anyone who has or obtains any legal rights or claims through me.

          B. Company means The Chromaline Corporation and any company related to Chromaline in the past or present, including without limitation, its predecessors, successors, parents, subsidiaries and affiliates.

          C. Company means The Chromaline Corporation; the past or present officers, directors and employees of Chromaline; any company providing insurance to Chromaline in the past or present; and anyone who acted on behalf of Chromaline or on instructions from Chromaline.

          D. My Claims means all of my rights to any relief of any kind from the Company, whether or not I now know about the rights or claims, including without limitation:

1. all claims which arise out of or are based upon fact which have occurred as of this date arising out of or relating to my employment with The Chromaline Corporation or the termination of that employment including, but not limited to breach of contract, sexual harassment, defamation, infliction of emotional distress, wrongful discharge, violation of Age Discrimination in Employment Act, 29 U.S.C. 621 et seq., violation of the Minnesota Human Rights Act 363.01 et seq., assault, battery, negligence, violation of the Employee Retirement Income Security Act, violation of any other national, federal, state or local statute, law, ordinance, regulation or order; and other unlawful employment practices.

             2. all claims which arise out of or are base upon facts which have occurred as of this date for any type of relief including, but not limited to, back pay, lost benefits, reinstatement, liquidated damages, punitive damages, interest and damages for any alleged personal injury; and

             3. all claims for attorneys fees, costs and interest.

             AGREEMENT TO RELEASE MY CLAIMS. I am receiving a substantial amount of money from The Chromaline Corporation. In exchange for that payment, I agree to give up all my Claims against the Company as described above. I will not bring any lawsuits against the Company relating to the claims that I have released. The payment that I am receiving is full and fair compromise payment for the release of my Claims.

                  CONFIDENTIALITY. I agree that I will not disclose the amount of money that was paid to me by the Company in exchange for this General Release or the facts underlying my Claims against the Company to anyone other than my attorney, spouse, children and tax advisors, except as required by laws.

                  ADDITIONAL AGREEMENTS AND UNDERSTANDINGS. Even though the Company will pay me to settle and release my claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated for My Claims.

                  TWENTY-ONE DAY PERIOD TO CONSIDER THE GENERAL RELEASE. I understand that I have twenty-one (21) days from July 22, 1998, the day that I receive this General Release, not counting the day upon which I receive it, to consider whether I wish to sign this General Release. I acknowledge that if I sign this General Release before the end of the 21-day period, it will be my personal, voluntary decision to do so.

                  MY RIGHT TO RESCIND THIS GENERAL RELEASE. I understand that I may rescind this General Release at any time within fifteen (15) days after I sign it, not counting the day upon which I sign it. This General Release shall not become effective or enforceable until the 15 day rescission period has expired.

                  PROCEDURE FOR ACCEPTING OR RESCINDING THE GENERAL RELEASE. To accept the terms of this General Release, I must deliver the General Release, after it has been signed and dated by me to William Ulland by hand, by mail, or by facsimile within the 21 day period that I have to consider this General Release. To rescind my acceptance, I must deliver a written signed statement that I rescind my acceptance to William Ulland by hand, mail or facsimile within the 15 day rescission period. All Deliveries shall be made to William Ulland at the following address:

                           The Chromaline Corporation
                                4832 Grand Avenue
                             Duluth, Minnesota 55807
                            Facsimile: (218) 628-3245

If I choose to deliver my acceptance or the rescission of my acceptance by mail, it must be:

         1. Postmarked within the period stated above;
         2. Properly addressed to William Ulland at the address stated above;
         and
         3. Sent by certified mail, return receipt requested.

If I choose to deliver my acceptance or the rescission of my acceptance by facsimile addressed to William Ulland at the company, it will be effective when received by the Company, provided and i simultaneously mail an original in the manner described above.

                  MY REPRESENTATION. I represent that I have not filed or been involved in any pending personal bankruptcy proceeding between any accrual of My Claims and the date of my


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

signature below. I am legally able and entitled to receive the sums of money being paid to me by the Company in settlement of My Claims. I have read this General Release carefully. I understand all of its terms. In agreeing to sign this General Release, I have not relied on any statements of explanations made by the Company or its attorneys, except as specifically set forth in this General Release or the Separation Agreement that I am also signing today. I am voluntarily releasing My Claims against the Company.

Dated:  July 23, 1998                   /s/ Thomas L. Erickson
                                        ----------------------------
                                            Thomas L. Erickson












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